Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AND MANUFACTURING AGREEMENT

This LICENSE AND MANUFACTURING AGREEMENT (this “Agreement”) is made this 24th day of April, 2012 by and between by and between Powerwave Technologies, Inc., a Delaware corporation whose principal office is at 1801 E. St. Andrew Place, Santa Ana, California 92705 (“Licensor”), on the one hand, and Shenzen Tatfook Technology Co., Ltd., a company established under the laws of the People’s Republic of China, whose principal office is at 3rd Industrial Area of Shajing Industrial Company, Haoziang Road, Shajing Town, Bao’ an District, Shenzhen, 518104, Peoples Republic of China (“Licensee”), on the other hand. (Licensor and Licensee are hereinafter collectively referred to as the “Parties,” and each individually as a “Party.”)

RECITALS

WHEREAS, Licensor and Licensee intend to enter into this License and Manufacturing Agreement, wherein Licensee shall be granted certain rights to manufacture, distribute and sell the Licensed Products (as hereinafter defined) on the terms and conditions set forth herein.

NOW, THEREFORE, to effectuate the foregoing objectives of the parties, Licensor and Licensee agree to the following satisfactory terms and conditions.

AGREEMENT

ARTICLE 1: DEFINITIONS

The following definitions of terms apply in this Agreement:

1.1. “Agreement” shall mean this Agreement.

1.2. “Commercially Reasonable Efforts” shall mean, with respect to a given obligation, the efforts that a reasonable person in the promisor’s position would use so as to perform that obligation as expeditiously as reasonably possible

1.3. “Contract Year” shall mean any given contract year in either an initial term or a renewal term of this Agreement as defined in Section 7.1 hereof. The first Contract Year shall commence on the Effective Date.

1.4. “Copyrights” shall mean shall mean all registered and unregistered copyrights, copyrightable works, mask works, and writings and other works of authorship embodied in tangible form, related to Licensed Products, owned or controlled by Licensor during the Term in any jurisdiction, including any applications relating to any of the foregoing, as applicable, and any renewals of any of the foregoing.

1.5. “Effective Date” shall mean the date on which the Agreement goes into force.

1.6. “Force Majeure Event” shall mean any natural disaster, decrees of governmental bodies and actions such as storms, floods, other acts of God, fires, explosions, riots, war or civil disturbances, strikes or other labor unrest, embargoes and other governmental actions or regulations which prevent or prohibit either party from performing the obligations under this Agreement.

1.7. Omitted.

1.8. “Improvement(s)” shall mean any enhancement, improvement, modification, derivative work or redesign relating to, or based on, the Licensed Products, or the method or process of manufacture or production of the Licensed Products.

1.9. “Inventory” shall mean Licensee’s inventory of finished Licensed Products and Licensed Products that are in production.

1.10. “Know-how” shall mean all unpatented technical information, knowledge, know-how and data useful or necessary to enable Licensee to manufacture Licensed Products.

1.11. “Licensed Intellectual Property” shall mean collectively, all Copyrights, Know-how and Patents.

1.12. “Licensed Products” shall mean those products referenced on Exhibit A hereto, as such Exhibit may be amended by Licensor from time to time.

1.13. “Licensee Confidential Information” shall mean any and all information which concerns or relates to the business of the Licensee and is, for any reason, identified or otherwise treated as confidential by the Licensee, except such information which the Licensor can prove was: (a) in the public domain prior to the date of this Agreement; (b) became publicly known after date of this Agreement through no fault of Licensor; (c) was known and documented by Licensor prior to the start date of this Agreement, and with respect to which Licensor was not and is not under any obligation of confidentiality; (d) was disclosed to Licensor, without restriction on disclosure or use, by a third party which is not under any obligation of confidentiality; or (e) constitutes Licensed Intellectual Property.

1.14. “Licensor Confidential Information” shall mean any and all information including the Licensed Intellectual Property and Product and Process Documentation which concerns or relates to any aspect of the Licensed Products or the business of the Licensor and is, for any reason, identified or otherwise treated as confidential by Licensor, except such information which Licensee can prove was: (a) in the public domain prior to the date of this Agreement; (b) became publicly known after date of this Agreement through no fault of Licensee; (c) was known and documented by Licensee prior to the start date of this Agreement, and with respect to which Licensee was not and is not under any obligation of confidentiality; or (d) was disclosed to Licensee, without restriction on disclosure or use, by a third party which is not under any obligation of confidentiality.

1.15. “Net Sales” shall mean the total amount invoiced by Licensee for sales of the Licensed Products, excluding any and all charges for freight, handling, special packaging, taxes, and insurance.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.16. “Patents” shall mean any and all patents and patent applications, related to Licensed Products, owned or controlled by Licensor during the Term in any jurisdiction, including, without limitation, (i) the patents and patent applications (and all patents issuing therefrom) and; (ii) any continuing applications thereof including divisionals, continuations, continuations-in-part, reissued and reexamined patents; and (iii) all corresponding foreign patents or patent applications.

1.17. “Product and Process Documentation” shall mean the documentation provided by Licensor to be used by Licensee to manufacture the Licensed Products, including bills of material, approved vendor list (AVL), assembly drawings, line layouts, process documentation, quality and inspection plans, test processes, and packaging requirements.

1.18. “Royalty” shall mean the royalty payments set forth in Exhibit B.

1.19. “Term” shall mean the time period for which this License shall be effective, as set forth in Article 7.

1.20. “Territory” shall mean the People’s Republic of China.

1.21. “Unit” shall mean a single Licensed Product.

1.22. “Work” means all labor, equipment, materials, methods, engineering and services required by or reasonably inferable from this Agreement, and the exercise of its rights and carrying out of all obligations imposed by this Agreement.

1.23 “Affiliate” means of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where “control” means the possession, directly or indirectly, of power to direct the management and policies of a Person whether through the ownership of voting securities, contract, family relationship or otherwise.

1.24 “Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof or any entity.

1.25 “Business” means the sale of custom OEM BTS filters listed on Exhibit C hereto

ARTICLE 2: LICENSE GRANTS

2.1. License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, non-transferable, non-assignable license, with a right to sublicense, to use the Licensed Intellectual Property to make, use, sell, offer to sell and promote the Licensed Products solely in the Territory; provided that the foregoing license shall not include any rights to develop or produce any Improvements and in the event that Licensee desires to obtain a license to develop or produce any Improvements, such license, if any, shall be granted pursuant to a separate license agreement to be mutually agreed and to be entered into between the Parties.

2.2. License Term. All licenses granted in this Article 2 shall be for the Term of this Agreement, unless earlier terminated as set forth herein.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.3. Best Efforts. At all times while this Agreement is in effect, Licensee shall use its best efforts to exploit the licenses granted hereunder throughout the Territory, including but not limited to (a) offering for sale the Licensed Products in a fashion so that they shall be sold on a timely basis, and (b) maintaining a sales force sufficient in number and appropriate training, skill or experience to provide effective distribution throughout all areas of the Territory (sales force can include independent sales representatives).

2.4. Branding. All Licensed Products marketed, promoted and sold by Licensee hereunder shall be marketed, promoted and sold solely under Licensee’s branding and trademarks and in no event shall any of the Licensed Products, any advertising or marketing materials relating to the Licensed Products or any packaging for the Licensed Products contain or bear any branding or trademarks of Licensor’s, or any marks that are similar to any branding or trademarks of Licensor’s; provided, however, that the Licensed Products and any packaging for the Licensed Products shall bear such proprietary notices with respect to Licensed Intellectual Property as may be required by Licensor from time to time. In addition, Licensee may indicate that the Licensed Products are manufactured under a license from Powerwave Technologies, Inc.

2.5. Licensee’s Duty to Not Authorize Third Party Use of Licensed Intellectual Property. Licensee shall not permit or authorize use of the Licensed Intellectual Property in such a way as to give the impression that such, or any modifications thereof, are the property of the Licensee.

2.6. Compliance With Law. In connection with its performance hereunder, Licensee agrees not to make any payment or gift to government officials or employees in violation of local laws or the United States Foreign Corrupt Practices Act. In addition, the Parties shall comply with all applicable export laws and regulations (including U.S. export laws and regulations) in connection with the Licensed Products and each Party agrees that, it will obtain all necessary licenses or approvals from the U.S. Government prior to the: (i) transfer, export or re-export, directly or indirectly, of any Licensed Products or technical data or any direct product of that technical data, or (ii) disclosure of any technical data acquired from Licensor to any Third Country National, which shall mean any person or company who is a citizen or permanent resident of any country that is subject to U.S. economic sanctions or that is subject to restrictions under the U.S. Export Administration Regulations. Licensee will obtain Licensor’s written consent for any re-export or re-transfer of Licensed Products and technical data, as well as for any disclosure of technical data to a Third Country National. Under no circumstances may Licensee export or re-export any Licensed Products or technical data to countries, persons, or entities that are subject to U.S. economic sanctions or that are subject to restrictions under the U.S. Export Administration Regulations. Countries subject to broad economic sanctions currently include Cuba, Iran, Libya, North Korea, Sudan and Syria.

2.7. Restriction on Sale. In consideration of the license and rights granted herein, Licensee shall not and shall cause each Affiliate of Licensee to not during the term of this Agreement commercially manufacture, sell or market products outside of the Territory that have substantially the same functional attributes of the Licensed Products. Notwithstanding the above, Licensee may manufacture, market and sell products that are part of the Business outside of the Territory.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 3: QUALITY AND STANDARDS

3.1. High Standards of the Licensed Products. Licensee shall use its best efforts to maintain the high quality standards of the Licensed Products, in all aspects of manufacturing, advertising, packaging and promotion of the Licensed Products. Licensee shall ensure that the manufacturing, advertising, packaging and promotion of the Licensed Products are carried out in accordance with the relevant laws, standards, regulations, rules and codes of practice valid for the Licensed Products in the Territory. Licensor shall have the right to approve the quality of all Licensed Products before the launch and marketing of the Licensed Products by Licensee. Within ninety (90) calendar days of the execution of this Agreement, Licensee shall submit to Licensor at its own cost two samples of the Licensed Products that conform to the Product and Process Documentation for written approval or disapproval by Licensor, which shall be given within ten (10) working days after Licensor has received such samples. Licensee agrees that, with respect to all Licensed Products manufactured or sold by it, the same will be of high quality workmanship, fit, design and materials used therein, and shall be at least equal in quality, workmanship, fit, design and materials to the samples of Licensed Products approved by Licensor pursuant to this Agreement.

3.2. Changes. Licensor shall have the right to make reasonable changes in the Product and Process Documentation of the Licensed Products upon, if practicable, at least thirty (30) days’ written notice specifying in detail the requested change. Licensee shall provide the Licensed Products in conformance with any such changes as soon as reasonably possible but not later than thirty (30) calendar days from being notified of such change. In the event that the Licensee deems any change requested by Licensor to cause an increase in cost or time required for performance of any part of this Agreement, Licensee, within fifteen (15) calendar days of receipt of the change order, may, in writing, object to the change. This written objection shall include a detailed explanation of the basis for objection, and any proposed adjustment to be made to the price, performance time, or both. Licensor shall consider the objection in good faith, and shall reply in writing, accepting or rejecting the objection. If Licensor in good faith rejects the objection, Licensee shall provide the Licensed Products in conformance with such changes within thirty (30) calendar days of the rejection. If the Licensee disagrees, the matter will be resolved pursuant to Section 15.9.

3.3. Licensor’s Control Over Quality. Licensee agrees that Licensor has the right to control the quality of Licensed Products, and that Licensor has sole discretion (not to be unreasonably exercised) to determine in good faith whether the Licensed Products meet the quality standards of this Article. If Licensor determines the quality standards of this Article have not been met, Licensor shall notify Licensee in writing of the details of such quality failure. Licensee shall take immediate measures to correct the failure. In the event the Licensee disagrees with Licensor’s determination of a quality failure, Licensee has a right within the seven (7) working days after receipt of Licensor’s written notice of quality failure to notify Licensor of such disagreement and submit the sole issue of whether or not Licensor has reasonably determined there exists a quality failure to arbitration pursuant to this Agreement. In the event the quality failure, which is or may give rise to material adverse consequence, is not corrected, Licensor may consider such a material default or breach, and this Agreement will be subject to termination as provided in Article 9.

3.4. Inspection of Manufacturing Facilities. Licensee recognizes the right of the Licensor to inspect product quality and hereby authorizes the Licensor to inspect the manufacture and assembly of the Licensed Products made by Licensee. Licensee will permit the Licensor, and its

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

agent, at Licensor’s own expense, on ten (10) calendar days’ notice to visit Licensee’s factory and offices involved in the manufacture or sale of Licensed Products for such periods as may be reasonable and during normal business hours to inspect the Licensed Products being made by Licensee to ensure said Licensed Products meet the quality standards of Licensor on a confidential basis. The inspection shall be led by the Licensee’s representative and shall be conducted in accordance with Licensee’s standard procedures.

3.5. Licensee’s Duty to Collect and Provide Samples. Licensee shall collect at least two samples of the Licensed Product from each production run of the Licensed Products by the Licensee. All such samples shall be dated and kept at the Licensee’s facilities and made available for inspection at the time of Licensor’s inspection of the Licensee’s facilities. In addition, Licensee shall supply samples of Licensed Products for inspection and approval by Licensor on a quarterly basis or as may be reasonably requested, from time to time, by Licensor during the Term.

ARTICLE 4: SALES AND MARKETING

4.1. Sales/Marketing and Production Plans. On the date marking the commencement of the first and third quarters of each Contract Year during the Term, Licensee will submit to Licensor, for Licensor’s review, a schedule showing in reasonable detail the projected sales and marketing plans for the Licensed Products for each of the next two quarterly periods (the “Sales Plan”). Licensee shall use best efforts to comply with the Sales Plan.

4.2. Sales Reports. Within thirty (30) calendar days after the end of each quarter within a Contract Year, Licensee shall provide to Licensor a detailed listing of all sales made by Licensee of Licensed Products, broken out by Licensed Product, customer, sales region and showing the dollar amount of each sale and the relationship of sales for such quarter as compared to the same quarter for the preceding Contract Year (“Sales Report”). In the event sales for three consecutive declining quarters evidence a substantial decline in any sales region, Licensor may request Licensee to submit, for Licensor approval, a marketing plan which addresses the decline. Such statements shall include all aggregate gross sales, trade discounts, merchandise returns, damaged merchandise and net sales prices of all sales for the previous quarter. Each Sales Report furnished by Licensee shall be certified by Licensee’s Chief Financial Officer or Controller.

4.3. Advertising. Licensee agrees to use its best efforts to advertise and promote the Licensed Products.

4.4. Approval of Advertising Materials. All advertising materials proposed to be used by Licensee in connection with Licensed Products shall be submitted to Licensor for prior review and approval. Any approval granted hereunder shall be limited in scope to the proposed use by the Licensee. Any additional uses of the advertising materials that were not part of the initial request to Licensor shall also require Licensor’s prior written approval. Samples of advertising materials, and samples of any material and substantial revisions, changes, modifications or substitutions thereof, shall be submitted to Licensor more than twenty (20) working days before the intended use of any such submitted materials. All such requests for approval shall be accompanied by at least two (2) samples of the object for which approval is sought at Licensee’s cost and expense. Licensee agrees that if neither rejection nor approval is forthcoming from Licensor within twenty (20) days from receipt by Licensor, such material shall be deemed disapproved and agrees not to use such disapproved samples.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 5: LICENSE FEES AND ACCOUNTING

5.1. Up-Front License Fee. Upon execution of this Agreement and subject to the approval from the relevant tax and foreign exchange authorities in China and other applicable regulatory authorities (the “Authorities”), Licensee shall pay to Licensor a one time, up-front, non-recoupable license fee equal to Five Million Dollars ($5,000,000), by wire transfer to an account designated by Licensor. Licensor hereby acknowledge that it may take more than twenty (20) working days for Licensee to obtain the necessary approvals from the Authorities for remittance of the Up-front License Fee to Licensor (the “Approvals”), and the Authorities may require necessary explanation, and if applicable, adjustments to the payment of the Up-front License Fee. If the Authorities require an adjustment to the Up-front License Fee, the licenses granted in this Agreement shall be void and have no effect unless the Parties mutually agree to the adjustment and such other provisions requested by either Party as a result of the adjustment. Licensor agrees to use its best effort to assist Licensee in obtaining the Approvals.

5.2. Amount of Royalty. The Licensee shall pay the Licensor a Royalty as set forth in Exhibit B. Royalties are due in quarterly installments within thirty (30) calendar days of the end of each quarter within a Contract Year in which Licensed Products were sold if no approval is required by the SAFE Authority and within sixty (60) calendar days of the end of each quarter within a Contract Year in which Licensed Products were sold if approval of the payment is required by the SAFE Authority.

5.3. Omitted.

5.4. Method of Paying Royalties to Licensor. All Royalties due hereunder shall be paid to the Licensor at 1801 E. St. Andrew Place, Santa Ana, California 92705, in United States dollars without any transfer charges. Licensor shall have the right to require the Licensee to make payment to any bank designated by Licensor. Licensor shall also have the right to require that payment be made by wire transfer. If any payment is rejected by the Licensee’s bank, the Licensor may demand subsequent payments to be made by certified checks.

5.5. Penalty on Delinquent Payments. If the payment of any installment of Royalties or any other fee due under this Agreement is delinquent, interest shall accrue on the unpaid principal amount of such installment from and after the date which is ten (10) calendar days after the date the same became due at five percent (5%) per annum.

5.6. Accounting. For the entire term of this Agreement, Licensee shall keep and maintain appropriate books and records of account, in accordance with GAAP (as defined in Section 9.2 below), sufficient to enable accurate calculations of Royalties due to Licensor and to audit the quarterly Sales Reports.

5.7. Identification Number on Licensed Products. Licensed Products shall have a number that is unique from Licensee’s other products, and such unique identification shall be used in Licensee’s accounting system. If any unit numbers of Licensee’s other products are the same as those used on Licensor’s products, Licensee bears all expense and responsibility for changing the numbering system on Licensee’s other products to eliminate duplication.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.8. Licensor’s Authority to Audit Licensee. Licensor and its duly authorized representatives, at Licensor’s own expense, on ten (10) calendar days’ prior written notice, shall have the right for the duration of the Agreement and for three (3) years thereafter, during regular business hours, to examine the books of account and records and all other documents, materials, and inventory in the possession or under the control of Licensee with respect to all subject matters relevant to this Agreement. All such books of account, records and documents shall be maintained and kept available by Licensee for at least the duration of this Agreement and for at least three (3) years thereafter. Licensor shall have sufficient access thereto and shall have the right to make copies therefrom. If as a result of any examination of Licensee’s books and records it is shown that Licensee’s payments to Licensor hereunder with respect to any twelve (12) month period were less than the amount which should have been paid to Licensor by greater than Five Percent (5%) of the amount which would have been paid during such twelve (12) month period, Licensee shall, in addition to reimbursement of any underpayment with interest from the date on which each payment was due at the rate set forth in Section 5.5 hereof, promptly reimburse Licensor for the cost of such examination without prejudice to any other remedies or claims of Licensor.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES

6.1. Licensor’s Express Warranties. Licensor hereby expressly warrants all of the following:

A.	Licensor warrants that it is the legal, entire and sole owner of the Licensed Intellectual Property; that it has the right to license the rights granted under this Agreement, that it has obtained any and all necessary permissions from third parties to license the Licensee to and to sublicense to use the Licensed Intellectual Property to make, use, sell, offer to sell and promote the Licensed Products, and that use of the Licensed Intellectual Property and Product and Process Documentation by Licensee in accordance with the terms of this Agreement shall not infringe the copyright, patent, trade secret, trademark of any third party. The Licensor shall indemnify and hold Licensee harmless from and against any losses, claims, damages, awards, penalties, or injuries incurred, including reasonable attorney’s fees and expenses, which arise from any claim by any third party of an alleged infringement of copyright, patent, trade secret, trademark or any other property right arising out of the use of the Licensed Intellectual Property and Product and Process Documentation by the Licensee in accordance with the terms of this Agreement. This indemnity shall survive the termination of this agreement. NO LIMITATION OF LIABILITY SET FORTH ELSEWHERE IN THIS AGREEMENT IS APPLICABLE TO THIS INDEMNIFICATION.

B.	Licensor will maintain the Licensed Intellectual Property during the term of this Agreement, including but not limited to preparation, filling, prosecuting and maintenance of Licensed Intellectual Property, and Licensor shall indemnify Licensee’s damages and losses which are caused by Licensor’s such failure.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

C.	Licensor will offer reasonable continuing support to assist Licensee in use of the Licensed Intellectual Property. Licensor will make its personnel available by email, phone or fax, from time to time, for feedback, problem-solving, or general questions. Licensor will provide reasonable training to Licensee staff relating to the use of the Licensed Intellectual Property and Product and Promotion Documentation.

D.	Omitted.

E.	It has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

F.	It is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder;

G.	It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and

H.	All necessary corporate acts have been effected by it to render this Agreement valid and binding upon it.

6.2. Licensee’s Express Warranties. Licensee hereby expressly warrants all of the following:

A. That the Licensed Products shall be in material compliance with the Product and Process Documentation;

B. That the Licensed Products will be of good material and workmanship and will be free of defects in material and workmanship;

C. That the Licensed Products and the Work done comply with all applicable laws in force on the date the Licensed Products are produced;

D. It has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

E. It is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder;

F. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and

G. All necessary corporate acts have been effected by it to render this Agreement valid and binding upon it.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 7: TERM

7.1. Term. Subject to termination as provided in this Agreement, the initial term of this Agreement is Seven Contract Years (the “Initial Term”). If Licensee fully performs in accordance with all the terms and conditions hereof, Licensee shall have three consecutive options to renew this Agreement for one consecutive Contract Year, respectively (each a “Renewal Term” and collectively the “Renewal Terms”). The Initial Term and all Renewal Terms, if any, shall be referred to herein as the “Term.”

ARTICLE 8: INSOLVENCY

8.1. Effect of Proceeding in Bankruptcy, Etc. If either Party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, or if either Party is placed in receivership or makes an assignment for benefit of creditors or is unable to meet its debts in the regular course of business, the other Party may elect to terminate this Agreement immediately by written notice to the other Party without prejudice to any right or remedy the terminating Party may have, including, but not limited to, damages for breach to the extent that the same shall be recoverable.

8.2. Rights Granted Are Personal to Licensee. The licenses granted hereunder are personal to Licensee. No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of Licensee’s assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use of Licensed Intellectual Property or other rights hereby licensed if this Agreement is terminated pursuant to Section 8.1, except as shall be required by law.

ARTICLE 9: TERMINATION

9.1. Termination. Either Party may terminate this Agreement effective upon written notice to the other if the other Party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within thirty (30) calendar days after notice thereof from the non-defaulting Party stating its intention to terminate this Agreement by reason thereof.

9.2. Effect of Termination.

A. All rights and obligations of the Parties shall cease to have effect immediately upon termination of this Agreement except that termination shall not affect:

(i) the accrued rights and obligations of the Parties at the date of termination; and

(ii) the continued existence and validity of the rights and obligations of the Parties under those clauses which are expressed to survive termination and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

B. Immediately upon termination, for any reason whatsoever, or expiration, of this Agreement, Licensee agrees to cease all manufacture and sale of the Licensed Products and use of Licensed Intellectual Property and deliver a list detailing the entire Inventory (“Inventory List”) to Licensor. Inventory List shall be prepared as of the close of business on the date of such termination and shall reflect the landed, duty paid cost of each such item, as accounted for in Licensee’s books according to the generally accepted accounting principles commonly adopted in the PRC, excluding for the purpose of this Agreement Hong Kong, Macau and Taiwan (“GAAP”). Except for termination of this Agreement pursuant to Section 8.1, notwithstanding the other provisions of this Article 9, Licensor thereupon shall have the option exercisable by notice in writing delivered to Licensee within thirty (30) calendar days after its receipt of the Inventory List, to purchase any or all of the Inventory for an amount equal to the landed, duty paid cost. If Licensor sends such notice to Licensee, Licensor may collect and pay for the Licensed Products within thirty (30) calendar days. If Licensor does not exercise the option (or only exercises it partially) Licensee has the non-exclusive right to sell such remaining Licensed Products within the Territory until all remaining Inventory is consumed (“Sell-off Period.”) All applicable provisions of this Agreement, including the obligation to pay Royalty, shall continue to be in force for such period.

C. Upon termination of this Agreement Licensee shall promptly return to Licensor or otherwise dispose of as Licensor may instruct, all samples, moulds, instruction books, technical pamphlets, catalogues, advertising materials, Product and Process Documentation and other materials, documents or papers whatsoever relating to the intellectual property rights of Licensor or the Licensed Products (other than correspondence which has passed between the Parties) which Licensee may have in its possession or under its control.

9.3. Force Majeure Event. For purposes of this Agreement, a “Force Majeure Event” shall mean the occurrence of unforeseen circumstances beyond a Party’s control and without such Party’s negligence or intentional misconduct, including, but not limited to, any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, riot, lockout, labor dispute, and civil commotion

A. Neither Party shall be responsible for any failure to perform due to a Force Majeure Event provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable, but not later than five (5) calendar days after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof; provided, however, that the failure of a Party to give notice of a Force Majeure Event shall not prevent such Party from relying on this Section except to the extent that the other Party has been prejudiced thereby.

B. The Party claiming a Force Majeure Event shall use Commercially Reasonable Efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measures to remove the Force Majeure Event; provided, however, that neither Party shall be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it. Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use its Commercially Reasonable Efforts to resume normal performance of its obligations under the Agreement as soon as possible.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

C. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Section shall not excuse any obligation of either Party, including the obligation to pay money in a timely manner for Royalties earned hereunder or other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance.

D. In the event a Party fails to perform any of its obligations for reasons defined in this Section 9.3 for a cumulative period of thirty (30) calendar days or more from the date of such Party’s notification to the other Party then the other Party at its option may extend the corresponding delivery period for the length of the delay.

9.4. Equitable Relief. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.5. Termination Without Prejudice. Termination of this Agreement pursuant to and conditions hereof shall be without prejudice to the terminating party’s other rights and remedies at law or in equity.

ARTICLE 10: INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1. Licensee. Each Party (the “Indemnifying Party”) shall indemnify and hold the other Party (“Indemnified Party”) and its officers, agents and employees harmless from and against any and all liability, claims, causes of action, suits, damages and expenses, including reasonable attorneys’ fees and expenses in actions involving third parties or between the parties hereto, which they, or any of them are or become liable for, or may incur, or be compelled to pay by reason of (a) any acts, whether of omission or commission, that may be committed or suffered by the Indemnified Party or any of its servants, agents or employees in connection with the Indemnifying Party’s performance under this Agreement; and (b) any alleged or actual breach by the Indemnifying Party of its warranties, representations, covenants and obligations to the Indemnified Party under this Agreement.

10.2. Limitation of Liability. EXCEPT AS PROVIDED HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY BY REASON OF THIS AGREEMENT OR ANY BREACH OR TERMINATION OF THIS AGREEMENT, FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES WHETHER ARISING OUT OF TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE FOR ANY LOSS OF PROSPECTIVE PROFITS OR INCIDENTAL, CONSEQUENTIAL INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES.

10.3. Independent Covenants. The foregoing indemnity provisions of Section 10.1 hereof shall be deemed independent covenants, and shall survive completion of or any termination or cancellation of this Agreement, or any claimed breach thereof. The Indemnified Party shall be entitled to be reimbursed by the Indemnifying Party for all expenses, including reasonable attorneys’ fees paid or otherwise incurred to enforce the provisions of this Section.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 11: INSURANCE

11.1. Insurance to Be Obtained by Licensee.

A. As long as available in China Licensee shall maintain in effect at all times during the term of this Agreement insurance, including without limitation workers’ compensation, comprehensive general liability, product liability, property damage, advertising liability, and automobile liability insurance against all losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damages, costs, charges and expenses for injuries to any person or property arising out of or in connection with this Agreement which are the result of the fault or negligence of Licensee, its agents and sublicensees. Such insurance shall be for coverage on an occurrence basis in the amount of not less than Three Million Dollars ($3,000,000) for personal injury and One Million Dollars ($1,000,000) for property damage. Licensee shall also provide insurance covering theft and destruction of Licensed Products, as well as any other insurance coverage customary within the Territory.

B. The specification of liability coverages and limits herein shall not relieve or limit the responsibilities of Licensee under this Agreement.

C. Licensee is solely responsible for determining whether additional coverage or greater limits are required to protect Licensee’s interests from hazards or claims in excess of the specified minimum insurance. Where special or unusual hazards peculiar to the Work are foreseeable, Licensee shall take such steps as are necessary to insure itself against such hazards and be responsible for any damage which results from the occurrence of such hazards prior to the start of Work by Licensee.

D. Licensee shall give thirty (30) calendar days’ advance written notice to Licensor in the event of cancellation or expiration of the policy or of any material and substantial change in the policy.

E. Licensee shall, within thirty (30) calendar days of the Effective Date, deposit with Licensor a complete package of certificates of insurance required under this Article signed by the insurer. None of the insurance required (to the extent available in China) hereunder shall be canceled, changed or allowed to lapse until the Agreement has been completed.

F. Licensor or its successor or assign shall be named as additional insureds.

ARTICLE 12: OWNERSHIP

12.1. Licensed Intellectual Property. Licensee acknowledges and agrees that Licensor is and shall remain the sole and exclusive owner of all Licensed Intellectual Property and Licensee acquires no right, title or interest in the Licensed Intellectual Property. Except for those rights expressly granted in this Agreement, no other rights are granted, either express or implied, to Licensee. Licensee shall not, during the term of this Agreement or thereafter, (a) attack Licensor’s title or rights in and to Licensed Intellectual Property, or (b) contest the fact that Licensee’s rights under this Agreement are solely those of a licensee, manufacturer and distributor and such rights shall cease upon termination of this Agreement. The provisions of this Section shall survive the

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termination of this Agreement. Licensee shall always comply with Licensor’s instructions regarding marking of the Licensed Products with proprietary notices with respect to Licensed Intellectual Property.

12.2. Copyright. Licensee hereby agrees that any Copyright which shall have arisen under this Agreement in any sketch, design, advertising materials or the like, used on or in connection with any Licensed Product are the sole and exclusive property of the Licensor. Licensee shall not, at any time, do any act or thing which shall adversely affect any of the Licensor’s rights in such sketches, designs, advertising materials and the like, and shall, at Licensor’s request, do all things reasonably required by Licensor to preserve and protect said rights.

12.3. Designs Used Only on Licensed Products. Licensee acknowledges and agrees that Licensor owns or shall own all rights in designs relating to the Licensed Products, regardless of whether such designs were created by Licensor or created on behalf of Licensor by the Licensee. Licensee agrees to make, procure and execute all assignments necessary to vest ownership of design rights in Licensor. Licensee shall not do or allow to be done anything which may adversely affect any of Licensor’s design rights. All designs used by Licensee for the Licensed Products shall be used exclusively for the Licensed Products.

ARTICLE 13: INFRINGEMENT OR DILUTION

13.1. Notice of Infringement. Licensee shall notify Licensor in writing of any infringement, dilution or imitation of the Licensed Intellectual Property by any third party promptly when the same shall come to the attention of the Licensee. Licensor will thereupon take such action as it deems advisable, and Licensee shall cooperate with and assist Licensor in the prosecution of any such suit, as Licensor may reasonably request, provided that Licensor shall bear all costs and expenses reasonably incurred by Licensee in giving information and assistance pursuant to such request. In no event, however, will Licensor be required to take any action if it deems it inadvisable to do so and Licensee will have no right to take any action without the prior written consent of Licensor.

13.2. Licensor Control Over Litigation. Without prejudice to any interests and rights of Licensee under this Agreement, Licensor shall have full control over any such action, including, without limitation, the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it deems advisable in its discretion. Licensor shall bear all reasonable, out-of-pocket expenses connected with the foregoing. Any recovery as a result of such action shall belong to Licensor. Licensee may, upon receiving the prior written consent of Licensor, participate in any action taken by or proceeding instituted by Licensor through separate counsel of Licensee’s own choosing and at Licensee’s sole expense, provided that Licensor at all times shall retain full control over such action in accordance with this Section.

13.3. In the case that such infringement, dilution or imitation of the Licensed Intellectual Property impact or infringe or damage any and all interests and rights of Licensee under this Agreement, including but not limited to its interest and rights arising from or relating to its license as provided in Section 2.1, License shall have the right to take such action as it deems advisable, and Licensor shall cooperate with and assist Licensee in the prosecution of any such suit, as Licensee

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may reasonably request, provided that Licensee shall bear all costs and expenses reasonably incurred by Licensor in giving information and assistance pursuant to such request. Licensee shall have full control over any such action, including, without limitation, the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it deems advisable in its discretion.

ARTICLE 14: CONFIDENTIALITY

14.1. Confidentiality Obligations. The terms of the Nondisclosure Agreement by and between the Parties dated as of February 8, 2012, shall govern this Agreement with respect to Licensee Confidential Information and Licensor Confidential Information, and is incorporated herein by this reference.

ARTICLE 15: OTHER PROVISIONS

15.1. Severability. If any provision or any portion of this Agreement shall be construed to be illegal, invalid or unenforceable, such provision shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein. All other provisions of this Agreement and remaining portion of any provision which is not found to be illegal, invalid or unenforceable in part shall continue in force and effect.

15.2. Non-waiver. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to herein. The fact that the Licensor has not previously insisted upon the Licensee expressly complying with any provision of the Agreement shall not be deemed to be a waiver of the Licensor’s future right to require compliance in respect thereof. Licensee specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent Licensor from subsequently requiring full and complete compliance thereafter.

15.3. Permission Needed to Assign or Sublicense. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Licensee shall not assign or sublicense this Agreement or any interest therein, or any part of this Agreement without Licensor’s prior written consent; which may not be unreasonably withheld. However, Licensor may assign its rights and obligations under this Agreement to any successor without the consent of Licensee but with reasonable advance written notice, so long as such successor agrees to be liable for all and any obligations, financial or otherwise, arising from this Agreement.

15.4. Form of Notice to Parties. Wherever one Party is required or permitted or required to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

If to Licensor:	with a copy to:
Powerwave Technologies, Inc.	Powerwave Technologies, Inc.
1801 East St. Andrew Place	1801 East St. Andrew Place
Santa Ana, California 92705	Santa Ana, California 92705
Attn: Chief Procurement Officer	Attn: Chief Financial Officer
Phone: +49 (172) 722.2608	Phone: (714) 466-1000
Fax (714) 466-5801

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

If to Licensee:

Shenzen Tatfook Technology Co. Ltd.

3rd Industrial Area of Shajing Industrial Company Haoxiang Road, Shajing Town,

Bao’an District, Shenzhen, PRC 518104

Attn: Ms Xu Jin, Linda

Phone: +86 (755) 2981 6880

Fax: +86 (755) 2735 6851

All such notices shall be effective upon receipt. Either Party may designate a different notice address from time to time upon giving ten (10) calendar days’ prior written notice thereof to the other Party.

15.5. Notice of Actions Being Brought. Licensee agrees to notify Licensor immediately upon the commencement of any actions brought against Licensee whose outcome may affect the rights of Licensor herein granted, and Licensor shall have the right at its own expense to appear and defend such actions.

15.6. Precedence. In the event of conflict between the terms of this Agreement and any other document, the terms of this Agreement shall govern, unless such other document expressly purports to modify this Agreement, and is signed by the parties to this Agreement.

15.7. Survival of Obligations. The provisions of this Agreement, which by their very nature survive final acceptance under this Agreement shall remain in full force and effect after such termination.

15.8. Integration. This Agreement, and the appendices hereto, represent the entire agreement between the Parties respecting the subject matter hereof and supersede all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing, expressly purporting to modify this Agreement and signed by the Party against whom enforcement is sought.

15.9. Disputes/Choice of Law/Attorneys Fees. The Parties shall attempt to resolve any disputes between them arising out of this Agreement through good faith negotiations. In the event the Parties cannot resolve a dispute within thirty (30) days after one Party has given the other Party written notice of the existence of the dispute, such dispute shall be settled by arbitration which shall be conducted in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL”) in effect at the time of applying for arbitration. The appointing authority shall be the Hong Kong International Arbitration Centre (HKIAC) and the place of arbitration shall be Hong Kong at the HKIAC. There shall be only one arbitrator. The language to be used in the arbitration proceedings shall be English. The arbitral award is final and binding upon both parties, This Agreement shall be construed in accordance with the substantive laws of the State of California (excluding its conflicts of laws principles). The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement. The prevailing Party shall be entitled to recover its costs and reasonable attorney’s fees from the non-prevailing Party in any action brought to enforce this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

15.10. Responsibility for Taxes. The Parties shall be responsible for the payment of the applicable taxes arising in connection with the transactions contemplated under this Agreement pursuant to the applicable taxation laws and regulation. .

15.11. Headings. The headings of the Articles of this agreement are for convenience only and shall in no way limit or affect the term or conditions of this Agreement.

15.12. Remedies Cumulative. All remedies available under the law and/or this Agreement for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

15.13. Independent Contractor Status. It is expressly understood that Licensee and Licensor are contractors independent of one another, and that neither has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in a writing signed by both Parties hereto. Licensee shall maintain complete control over its employees and agents and assume liability for such actions as would occur under the terms of this Agreement.

15.14. Rights of Licensor’s Successors in Interest. The rights of Licensor and the obligations of Licensee under this Agreement shall inure to the benefit of Licensor’s nominees, successors and assigns.

15.15. Construction. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all Parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any Party hereto or its counsel.

15.16. Limitation on Rights of Others. This Agreement is entered into between the Parties for the exclusive benefit of the Parties. This Agreement is not intended for the benefit of any creditor of any Party or any other person. Except to the extent provided by applicable statute, and then only to that extent, no third party shall have any rights under this Agreement.

15.17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.18. No Publicity. Each Party agrees not to publicize or disclose the existence or terms of this Agreement to any third Party without the prior consent of the other Party except as required by law or applicable stock exchange regulations (in which case, the Party seeking to disclose the information shall give reasonable notice to the other Party of its intent to make such a disclosure). Neither Party shall make any press release or similar public statement without the prior consent of the other Party.

[Signature page follows]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the 24th day of April, 2012.

Licensor:

POWERWAVE TECHNOLOGIES, INC.

By:	/s/ Marvin MaGee
Name:	Marvin MaGee
Title:	Chief Operating Officer

Licensee:

SHENZEN TATFOOK TECHNOLOGY CO., LTD.

By:	/s/ Linda Xu
Name:	Linda Xu
Title:	Vice President

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT A

LICENSED PRODUCTS

5000 series and 7000 series antennas and industry standard tower mounted amplifiers with specific models and part numbers to be supplied and agreed upon prior to the closing of the Asset Purchase Agreement between Licensee and Filtronic Suzhou Telecommunications Products Co., Ltd.

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EXHIBIT B

ROYALTIES

1. Licensee shall pay to Licensor a Royalty equal to [*] of Net Sales of each individual Unit sold, distributed or otherwise disposed of (collectively “Sold”) by Licensee. For purposes of determining when a Royalty payment is due, a Unit is considered Sold on the date of shipment by Licensee.

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EXHIBIT C

Acct Name	Product Group
NOKIA-SIEMENS	[*]
[*]
[*]

ALCATEL-LUCENT	[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]

MOTOROLA	[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]

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